                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                           ANTHONY INDUSTRIES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                           ANTHONY INDUSTRIES, INC.

     LOGO OF               NOTICE OF ANNUAL MEETING
     ANTHONY
 INDUSTRIES, INC.               OF SHAREHOLDERS

                                  MAY 4, 1995

To the Shareholders:

  You are cordially invited to attend our Annual Meeting to be held at the Company's main office, 4900 South Eastern Avenue, Los Angeles, California on Thursday, May 4, 1995 at 10:00 a.m. (local time).

  The Annual Meeting will be held for the following purposes:

    1. To approve an amendment to the Certificate of Incorporation to permit a Board of Directors consisting of from six to nine directors.

    2. To elect two, or if the amendment above is approved three, directors to serve for a term of three years.

    3. To ratify the selection of Ernst & Young LLP as independent auditors for 1995.

    4. To transact such other business as may properly come before the meeting or any adjournments thereof.

  Only shareholders of record at the close of business on March 31, 1995 are entitled to notice of the meeting and to vote at it or any adjournments thereof.

  If it is convenient for you to do so, we hope you will attend the meeting. If you cannot, and wish your stock to be voted, we urge you to fill out the enclosed proxy card and return it to us in the envelope provided. No additional postage is required.

                                          /s/ B. I. FORESTER

                                          B. I. Forester
                                          Chairman and
                                          Chief Executive Officer

Los Angeles, California
April 10, 1995

             PLEASE DATE AND SIGN THE ACCOMPANYING PROXY CARD AND
               MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

                           ANTHONY INDUSTRIES, INC.

                           4900 SOUTH EASTERN AVENUE
                         LOS ANGELES, CALIFORNIA 90040

                               ----------------

                                PROXY STATEMENT

                               ----------------

  The enclosed proxy is solicited by the Board of Directors of Anthony Industries, Inc. It may be revoked at any time before it is exercised by delivering a written notice to the Secretary of the Company stating that the proxy is revoked, by executing a subsequent proxy and presenting it to the Secretary of the Company or by attending the annual meeting and voting in person. Only shareholders of record at the close of business on March 31, 1995 will be entitled to notice of and to vote at the annual meeting. As of that date, the Company had outstanding 11,874,128 shares of Common Stock, each share entitled to one vote. It is anticipated that the mailing to shareholders of this Proxy Statement and the enclosed proxy will commence on or about April 11, 1995.

  Proxies will be solicited by mail, telephone or telegram and may be personally solicited by directors, officers and other employees of the Company and by Morrow & Co., 909 Third Avenue, New York, New York, which has been engaged for a fee of $6,500 plus expenses for this purpose. The cost of soliciting proxies will be borne by the Company.

  Both abstentions and broker non-votes are counted for purposes of determining the presence or absence at the annual meeting of a quorum for the transaction of business, but shares represented by broker non-votes on a matter submitted to shareholders are not considered present and entitled to vote on that matter. Directors will be elected by plurality vote of the shares present and entitled to vote. The ratification of the selection of independent auditors will require the affirmative vote of a majority of the shares present and entitled to vote, and adoption of the proposed amendment to the certificate of incorporation will require the affirmative vote of a majority of the outstanding shares of Common Stock as of the record date. Consequently, both abstentions and broker non-votes will have the effect of a vote against the proposed amendment, but only abstentions will have the effect of a vote against the ratification of the independent auditors.
                            PRINCIPAL SHAREHOLDERS
  Set forth below is the name, address and number of shares of Common Stock beneficially owned as of March 31, 1995 by Bernard I. Forester, Chairman of the Board and Chief Executive Officer of the Company, and each person known to the Company to own 5% or more of the outstanding shares of Common Stock.


                                                           SHARES OF    PERCENT
   SHAREHOLDER                                            COMMON STOCK  OF CLASS
   -----------                                            ------------  --------
   Bernard I. Forester...................................   548,827(a)     4.6
    4900 South Eastern Avenue
    Los Angeles, CA 90040

                                                  (Footnotes on following page)

                                                           SHARES OF     PERCENT
   SHAREHOLDER                                            COMMON STOCK   OF CLASS
   -----------                                            ------------   --------
   Trust under Company's Employee Stock Ownership Plan...  2,370,322(b)    20.0
    4900 South Eastern Avenue
    Los Angeles, CA 90040
   Myron P. Anthony......................................  1,034,196(c)     8.7
    4900 South Eastern Avenue
    Los Angeles, CA 90040
   David L. Babson & Company, Inc........................    755,613(d)     6.4
    One Memorial Drive
    Cambridge, MA 02142-1300
   Abraham L. Gray.......................................    619,743        5.2
    Gray Capital Corp.
    #1901-2075 Comox Street
    Vancouver, BC V6G 1S2, Canada

--------
(a) Includes 11,576 shares of Common Stock which Mr. Forester has the right to acquire through the exercise of currently exercisable options and 49,764 shares allocated to his account under the Company's ESOP. Does not include stock options for an additional 103,998 shares of Common Stock which become exercisable over a period of three years, or earlier in certain events.

(b) Includes shares allocated to the accounts of participants in the ESOP, the voting of which is directed by such participants. Until shares are allocated to the accounts of participants in the ESOP, they are voted by the Trustee of the Trust in the same proportion as the allocated shares are voted.

(c) Includes 947 shares allocated to Mr. Anthony's account under the Company's ESOP and 1,033,249 shares as to which he has sole voting and investment power. An additional 375,316 shares (3.2%) are owned by Mr. Anthony's wife.

(d) Based on the most recently filed Schedule 13G of David L. Babson & Company, Inc. dated February 10, 1995.

                        SECURITY HOLDINGS OF MANAGEMENT

                                   SHARES OF COMMON STOCK
                                   BENEFICIALLY OWNED ON
NAME                                 MARCH 31, 1995 (A)   PERCENT OF CLASS (B)
----                               ---------------------- --------------------
Directors
 Robert T. Anthony................          37,961                  .3
 Bernard I. Forester..............         548,827                 4.6
 Richard L. Goldberg..............             703                  *
 Abraham L. Gray..................         619,743                 5.2
 Hugh V. Hunter...................         146,630                 1.2
 John H. Offermans................             417                  *
 John B. Simon....................          11,765                  .1
 Sol S. Weiner....................          42,384                  .4
Executive Officers (c)
 Richard M. Rodstein..............         182,507                 1.5
 John J. Rangel...................          69,166                  .6
 Robert E. Doyle..................          70,085                  .6
 David G. Cook....................          42,860                  .4
All Directors and Executive Offi-
 cers as a group (22)                    1,973,814(d)             16.4(d)

--------
(a) Includes the following shares subject to currently exercisable options:
    Bernard I. Forester--11,576 shares; Richard L. Goldberg--210 shares; Abraham L. Gray--210 shares; Hugh V. Hunter--210 shares; John H. Offermans--210 shares; John B. Simon--210 shares; Sol S. Weiner--210 shares; Richard M. Rodstein--63,157 shares; John J. Rangel--18,748 shares; Robert E. Doyle--5,135 shares; David G. Cook--5,388 shares; and all directors and officers as a group--137,108 shares. With the exception of the shares referred to in the preceding sentence and the shares allocated to the accounts of Mr. Forester (49,764 shares), Mr. Rodstein (12,950 shares), Mr. Rangel (6,590 shares), Mr. Doyle (16,718 shares), Mr. Cook (2,376 shares) and all directors and officers as a group (150,079 shares), under the Company's ESOP, each of the named persons has sole voting and investment power with respect to the shares beneficially owned by him.

(b) The shares subject to options described in note (a) for each individual were deemed to be outstanding for purposes of calculating the percentage owned by such individual.

(c) Executive officers, other than Mr. Forester, named in the Summary Compensation Table below.

(d) Does not include 1,034,196 shares (8.7%) owned by Myron P. Anthony, the retired Chairman of the Executive Committee of the Board of Directors, or 375,316 shares (3.2%) owned by his wife, parents of Robert T. Anthony. See "Principal Shareholders."

*  Less than .1%.

  Based on its review of Forms 3, 4 and 5 and any amendments thereto furnished to the Company pursuant to Section 16 of the Securities Exchange Act of 1934, all of such Forms were filed on a timely basis by reporting persons.

            PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION

  Article XIII of the Company's amended and restated certificate of incorporation (the "Certificate of Incorporation") provides for a Board of Directors consisting of eight directors. The Board of Directors has proposed that the Certificate of Incorporation be amended to provide for a Board of from six to nine directors, with the actual number of directors being set from time to time by action of the Board. As noted below, if the proposed amendment is adopted, the Board would initially set the number of directors at nine. See "Election of Directors".

  The proposed amendment (the "Amendment") to Article XIII would continue the current division of the Board into three classes and would provide that the number of directors in each class would be set from time to time by action of the Board.

  While the Amendment is being proposed in order to allow for the election to the Board of Richard M. Rodstein, it would give the Board the flexibility to vary the number of directors, in response to resignations or other changes in the composition of the Board, within the six to nine range without the necessity of a shareholder vote for each such change.

  Under Delaware law, the Board would have the authority to fill any vacancies arising from an increase in the size of the Board, and any individual appointed by the Board would serve until the class to which he or she is appointed comes up for re-election. The Board does not believe that the Amendment would have the effect of making it more difficult for any person to acquire control of the Board of Directors through a proxy contest.

  Set forth as Exhibit A is the text of Article XIII as it will read if the Amendment is adopted.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT.

                             ELECTION OF DIRECTORS

  Under the Certificate of Incorporation of the Company, the Board of Directors is divided into three classes, with the term of office of one of the classes expiring each year. Unless such authority is withheld by an indication thereon, it is intended that the proxy will be voted for election to the Board of Directors of the nominees named below, to serve until the 1998 annual meeting of shareholders and until their successors are elected and qualified. Mr. Rodstein's nomination for election to the Board is, however, contingent upon the adoption of the Amendment as described above. While the Board of Directors has no reason to believe that any of those named will not be available as a candidate, should such a situation arise the proxy may be voted for the election of other nominees as directors in the discretion of the persons acting pursuant to the proxy. Directors will be elected by plurality vote.

  Certain information concerning the nominees and each director whose term of office will continue after the 1995 annual meeting is set forth below:

                  NOMINEES FOR ELECTION AT THE ANNUAL MEETING

                                                                   FOR TERM  SERVED AS
                                      PRINCIPAL                    OF OFFICE DIRECTOR
       NOMINEE                        OCCUPATION               AGE EXPIRING    SINCE
       -------                        ----------               --- --------- ---------
Abraham L. Gray         Chairman                                71   1998      1984
                        Gray Capital Corp.
                        Investments
Hugh V. Hunter(a)       President                               77   1998      1972
                        Hugh V. Hunter Accountancy Corporation
                        Certified Public Accountant
Richard M. Rodstein     President and Chief Operating Officer   40   1998       --

  INCUMBENT DIRECTORS WHOSE TERMS OF OFFICE CONTINUE AFTER THE ANNUAL MEETING

                                                                     TERM    SERVED AS
                                      PRINCIPAL                    OF OFFICE DIRECTOR
         NAME                         OCCUPATION               AGE  EXPIRES    SINCE
         ----                         ----------               --- --------- ---------
Robert T. Anthony       Principal                               32   1997      1994
                        Concord Partners
                        Management Consulting
Bernard I. Forester     Chairman and Chief Executive Officer    67   1997      1966
Richard L. Goldberg(a)  Partner                                 59   1997      1976
                        Proskauer Rose Goetz & Mendelsohn LLP
                        Attorneys
John H. Offermans       Real estate broker and consultant       66   1996      1987
John B. Simon           Private Investor                        70   1996      1986
Sol S. Weiner(a)        President                               76   1996      1979
                        Sol S. Weiner Investments, Inc.
                        Investments

--------
(a) Mr. Goldberg and Mr. Weiner are directors of Comtech Telecommunications Corp., Mr. Hunter is a director of Frederick's of Hollywood, Inc. and Mr. Weiner is a director of Universal Automotive, Inc.

  With the exception of Mr. Anthony and Mr. Weiner, each of the directors has had the same principal occupation or employment during the past five years. For many years prior to 1995, Mr. Anthony was an associate of Sherbrooke Associates, a management consulting firm. For many years prior to 1995, Mr. Weiner was the Managing Partner of Stenhouse, Weiner, Sherman, Ltd., a private placement investment firm.

  Mr. Goldberg is a member of a law firm which renders legal services to the Company. Mr. Hunter renders business and tax consulting services to the Company.

  The Board of Directors held seven meetings in 1994.

  The Audit Committee of the Board of Directors, consisting of Mr. Gray, Mr. Hunter, Mr. Offermans and Mr. Weiner, held two meetings in 1994. The functions of the Committee include recommending to the Board the engagement or discharge of independent auditors, directing investigations into matters relating to audit functions, reviewing the plan and results of audit with the auditors, reviewing the Company's internal accounting controls and approving services to be performed by the auditors and related fees.

  The Compensation Committee of the Board of Directors, consisting of Mr. Goldberg, Mr. Hunter and Mr. Simon, held five meetings in 1994. The Committee considers and authorizes remuneration arrangements for senior management, including the granting of options under the Company's stock option plan.

  The Board of Directors has no nominating committee.

  Each of the Directors attended 75% or more of the meetings of the Board of Directors and the Committees of which he is a member during 1994.

                         STOCK PRICE PERFORMANCE GRAPH

  The graph below compares cumulative total return to shareholders, assuming quarterly reinvestment of dividends, of the Company, the Russell 2000 Index and a peer group of companies comprised of Figgie International, Inc., Huffy Corporation, Johnson Worldwide Associates, Inc., Outboard Marine Corporation and ProGroup, Inc. The graph assumes investment of $100 on December 31, 1989 in the Company's Common Stock, the Russell 2000 Index and common stock of the peer group.

                       COMPARATIVE 5-YEAR TOTAL RETURNS
              ANTHONY INDUSTRIES, INC., RUSSELL 2000, PEER GROUP

                        PERFORMANCE GRAPH APPEARS HERE

                             ANTHONY                        WEIGHTED
Measurement Period           INDUSTRIES,       RUSSELL      PEER GROUP
(Fiscal Year Covered)        INC.              2000 INDEX   INDEX
---------------------        ---------------   ----------   ----------
Measurement Pt-12-31-1989    $100.00           $100.00      $100.00
FYE 12/31/1990               $ 43.7            $ 93.6       $ 76.5
FYE 12/31/1991               $ 73.8            $136.7       $110.5
FYE 12/31/1992               $ 98.8            $161.8       $ 95.1
FYE 12/31/1993               $134.2            $192.4       $118.3
FYE 12/31/1994               $144.7            $189.0       $ 89.9

                            EXECUTIVE COMPENSATION

  The following table sets forth information concerning annual and long-term compensation from the Company and its subsidiaries for 1994 for the Chairman and Chief Executive Officer and the four most highly compensated executive officers of the Company (together, the "named executive officers"):

                          SUMMARY COMPENSATION TABLE

                                                    LONG-TERM
                              ANNUAL COMPENSATION  COMPENSATION
                              -------------------- ------------
                                                    SECURITIES
                                                    UNDERLYING
       NAME AND                                       STOCK        ALL OTHER
  PRINCIPAL POSITION     YEAR SALARY ($) BONUS ($) OPTIONS (#)  COMPENSATION ($)
  ------------------     ---- ---------- --------- -----------  ----------------
B. I. Forester(a)        1994  $350,000  $431,200     38,000        $76,500(b)
Chairman and             1993   350,000   430,100     36,000         73,300(b)
Chief Executive Officer  1992   315,000   294,500     35,000         95,100(b)
Richard M. Rodstein      1994   235,000   363,500     35,000        $18,700(c)
President and            1993   235,000   362,600     31,000         20,900(c)
Chief Operating Officer  1992   210,000   202,800     28,000         26,300(c)
John J. Rangel           1994   150,000   192,200     14,000        $11,200(c)
Senior Vice President--  1993   150,000   191,700     11,000         11,700(c)
Finance                  1992   125,000   100,100     10,000         17,800(c)
Robert E. Doyle          1994   143,000   130,000      8,000        $23,300(c)
Senior Vice President &  1993   143,000   105,000      5,000         22,000(c)
President of Simplex
 Products                1992   130,000    80,500      3,000         33,600(c)
David G. Cook            1994   130,000   125,000      8,000        $ 9,900(d)
Vice President and       1993   130,000    70,000      4,000          9,600(d)
President of Stearns     1992   123,000   105,000      3,000         13,500(d)

--------
(a) Mr. Forester is employed for a term expiring December 31, 1997 pursuant to an Employment Agreement which provides, among other things, for basic compensation per year of not less than $350,000, such additional compensation, if any, as the Board of Directors may determine, certain death benefits and supplemental pension benefits and participation in all employee benefit plans maintained for executives. The Agreement also contains provisions designed to provide Mr. Forester, in substance, with basic compensation and incentive compensation for the unexpired term of the Agreement (but not less than three years), pension and other employment benefits, and the net value of certain pension rights and any stock options owned by him, if his employment terminates following a change in control, as defined in the Agreement. The Agreement also provides, in substance, that amounts receivable by Mr. Forester after a change in control that are subject to additional excise or other taxes are to be increased to preserve the net benefit to him of such payment. Nonbusiness expenses of Mr. Forester are accrued by the Company, together with interest thereon calculated at market rates, and deducted from Mr. Forester's bonus payment each year.

(b) Dollar value of allocation to Mr. Forester's account in the Company's Employee Stock Ownership Plan ($62,000 in 1994, $60,200 in 1993 and $83,400 in 1992) and dollar value to Mr. Forester of premiums paid by the Company for a split-dollar life insurance policy on Mr. Forester's life ($14,500 in 1994, $13,100 in 1993 and $11,700 in 1992). Pursuant to the
    terms

                                        (Footnotes continued on following page)
    of an insurance agreement, among other things, the Company pays all required premiums, and the policy's death benefit will, in substance, be applied first to the repayment of any outstanding loans to Mr. Forester from the insurance company, which may not exceed $350,000 (which amount is presently outstanding), next to the repayment to the Company of all premiums plus interest, and finally to the Company and Mr. Forester's beneficiaries in varying proportions depending upon the year of death.

(c) Dollar value of allocations to the accounts of the named individuals in the Company's Employee Stock Ownership Plan.

(d) Dollar value of allocation to Mr. Cook's account in the Company's Employee Stock Ownership Plan ($7,200 in 1994, $6,900 in 1993 and $10,900 in 1992)
    and the Company's matching contribution to the Stearns 401(k) Payroll Savings and Profit Sharing Plan ($2,700 in 1994, $2,700 in 1993 and $2,600 in 1992).

  The following table summarizes the number of shares and the terms and conditions of stock options granted to the Chairman and Chief Executive Officer and the other named executive officers in 1994.

                             OPTION GRANTS IN 1994

                                                                  POTENTIAL
                                                             REALIZABLE VALUE AT
                             % OF TOTAL                        ASSUMED ANNUAL
                  NUMBER OF   OPTIONS                          RATES OF STOCK
                 SECURITIES  GRANTED TO                      PRICE APPRECIATION
                 UNDERLYING  EMPLOYEES  EXERCISE             FOR OPTION TERM (D)
                   OPTIONS     DURING   PRICE PER EXPIRATION -------------------
NAME             GRANTED (A)    1994    SHARE (B)  DATE (C)     5%       10%
----             ----------- ---------- --------- ---------- -------- ----------
B. I. Forester.    38,000      21.5%     $17.25    12/19/04  $413,000 $1,042,200
R. M. Rodstein.    35,000      19.8%     $17.25    12/19/04  $380,400 $  960,000
J. J. Rangel...    14,000       7.9%     $17.25    12/19/04  $152,100 $  384,000
R. E. Doyle....     8,000       4.5%     $17.25    12/19/04  $ 86,900 $  219,400
D. G. Cook.....     8,000       4.5%     $17.25    12/19/04  $ 86,900    219,400

--------
(a) All options granted to the named individuals in 1994 are exercisable as to 20% after one year from date of grant, an additional 30% after two years and an additional 50% after three years. The option agreements contain a provision under which the optionee may borrow money from the Company in connection with the exercise of the options. The loans would be collateralized by the shares acquired on exercise of the option and bear interest, payable quarterly, at a fixed rate equal to the Applicable Federal Rate, as published by the Internal Revenue Service, for the period during which they are outstanding.

(b) The exercise price is the closing price of the Company's common stock on December 19, 1994, the date of grant.

                                        (Footnotes continued on following page)

(c) All options granted to the named individuals in 1994 expire on the tenth anniversary of the date of grant, subject to earlier expiration in the event of the officer's termination of employment with the Company.

(d) In order for the named individuals to realize these potential values, the closing price of the Company's Common Stock on December 19, 2004 would have to be $28.12 and $44.68 per share, respectively.

  The following table summarizes exercises of stock options in 1994 which were previously granted to the Chairman and Chief Executive Officer and the other named executive officers, as well as the number of all unexercised options held by them at the end of 1994, and their value at that date if they were in-the-money.

        AGGREGATED OPTION EXERCISES IN 1994 AND YEAR-END OPTION VALUES

                          ON DATE OF EXERCISE
                         ----------------------
                                                                           VALUE OF UNEXERCISED IN-THE-
                                                  NUMBER OF SECURITIES       MONEY OPTIONS AT 12/31/94
                                                 UNDERLYING UNEXERCISED   -------------------------------
                                                   OPTIONS AT 12/31/94      EXERCISABLE    UNEXERCISABLE
                           SHARES    REALIZABLE ------------------------- --------------- ---------------
   NAME                  ACQUIRED(A)   VALUE    EXERCISABLE UNEXERCISABLE SHARES TOTAL $  SHARES TOTAL $
   ----                  ----------- ---------- ----------- ------------- ------ -------  ------ -------
B. I. Forester..........   25,631     $109,400    11,576       103,998    11,576 $ 56,700 65,998 $208,900
R. M. Rodstein..........    6,000     $ 65,800    63,157        80,606    63,157 $309,500 45,606 $156,600
J. J. Rangel............    4,863     $ 20,200    18,748        28,752    18,748 $123,000  5,854 $ 40,600
R. E. Doyle.............    4,863     $ 25,100     5,135        13,854     5,135 $ 34,800  5,854 $ 14,300
D. G. Cook..............    3,969     $ 39,800     5,388        13,014     5,388 $ 30,000  5,014 $ 13,000

--------
(a) Optionees, in the discretion of the Compensation Committee, may be granted the right to borrow money from the Company in connection with the exercise of options under both the 1994 Incentive Stock Option Plan and the 1988 Incentive Stock Option Plan. At December 31, 1994 the aggregate loans outstanding to executive officers in connection with the exercise of stock options, including the exercises shown above, and the weighted average Applicable Federal Rate at which they bear interest were: Mr. Forester ($1,351,600, 6.43%); Mr. Rodstein ($362,100, 6.42%); Mr. Rangel ($217,700,
    7.32%); Mr. Doyle ($137,500, 6.75%); and David H. Herzberg ($70,500,
    3.56%).

                                 PENSION PLANS

  The Company maintains a defined benefit pension plan for the benefit of all eligible employees subject to the plan. The plan is a tax-qualified, Company-funded plan subject to the provisions of ERISA. Contributions to the plan, which are made exclusively by the Company, are actuarially determined. Benefits under the plan are based upon years of service and remuneration.

  The table below illustrates approximate annual benefits under the Company's pension plan based on the indicated assumptions. For 1994, the Internal Revenue Code (the "Code") limits covered compensation to $150,000.

                                               APPROXIMATE ANNUAL PENSION UPON
                                                   RETIREMENT AT AGE 65(A)
                                             -----------------------------------
                    COVERED                   15 YEARS   20 YEARS    25 YEARS
                  COMPENSATION               OF SERVICE OF SERVICE OF SERVICE(B)
                  ------------               ---------- ---------- -------------
    $125,000................................  $24,800    $33,100      $41,300
     150,000................................   30,400     40,600       50,700

--------
(a) Mr. Forester's Employment Agreement provides for supplemental benefits, payable out of the general funds of the Company, designed to provide a maximum monthly benefit of 4.6% of his Average Accounting Base Compensation, as defined in the Agreement, reduced by the monthly amount he would receive under the Company's pension plan. The agreement also provides that upon Mr. Forester's death a monthly benefit of 4.6% of his Average Accounting Base Compensation shall be paid to his survivor for up to five years.

(b) An individual retiring at age 65 reaches his maximum pension (as a percentage of covered compensation) after 25 years of service.

  The Company's pension plan defines remuneration upon which annual benefits are based as the average of the employee's highest five consecutive years' earnings. Earnings include salary, wages, overtime pay, commissions, bonuses and similar forms of incentive compensation actually paid during the year, not exceeding certain amounts for sales personnel and in 1994 $150,000 for all personnel.

  Compensation for 1994 which would be included in the calculation of covered compensation and credited years of service at December 31, 1994 for those individuals named in the Summary Compensation Table who are participants in the Company's pension plan are shown below.

                                                                        YEARS OF
     NAME OF INDIVIDUAL                                         AMOUNT  SERVICE
     ------------------                                        -------- --------
     Bernard I. Forester...................................... $150,000    29
     Richard M. Rodstein......................................  150,000    11
     John J. Rangel...........................................  150,000    10
     Robert E. Doyle..........................................  150,000    15

  Stearns' pension plan defines remuneration upon which annual benefits are based as the average of the employee's highest sixty months' compensation. Compensation includes salary, wages, overtime pay, bonuses and commissions, subject to the $150,000 Code limit for 1994. The 1994 covered compensation of Mr. Cook, the only individual named in the Summary Compensation Table who participates in the Stearns pension plan, was $150,000, and he had fifteen years of service as of December 31, 1994.

  The table below illustrates approximate annual benefits under the Stearns pension plan based on the indicated assumptions.

                                               APPROXIMATE ANNUAL PENSION UPON
                                                    RETIREMENT AT AGE 65
                                             -----------------------------------
                    COVERED                   15 YEARS   20 YEARS    35 YEARS
                  COMPENSATION               OF SERVICE OF SERVICE OF SERVICE(A)
                  ------------               ---------- ---------- -------------
    $125,000................................  $26,200    $34,900      $43,600
     150,000................................   31,800     42,400       53,000

                            DIRECTORS' COMPENSATION

  In 1994, directors who were not salaried officers of the Company were paid $1,500 per calendar quarter for their services as directors, $1,000 per calendar quarter for each committee position held by them and $1,000 per meeting day for each meeting of the Board of Directors and of any committee which they attended. They were also reimbursed for out-of-pocket expenses. Directors may elect to defer the receipt of fees. Interest on deferred fees is accrued quarterly based on the average interest rate earned by the Company in the preceding quarter on its short-term commercial paper. Under the Company's Directors' Medical Expense Reimbursement Plan, non-employee directors are reimbursed at the rate of 185% for up to $10,000 of medical and dental expenses not covered under other health insurance plans. For 1994, an aggregate of $80,800 was paid under such plan.

  Under the 1994 Incentive Stock Option Plan, Eligible Directors receive an initial grant of 1,000 Nonqualified Stock Options (NQOs) on the first Grant Date after their election and annual grants thereafter of 500 NQOs. All grants to Eligible Directors are at fair market value on date of grant and are exercisable as to 20% after one year from date of grant, an additional 30% after two years and an additional 50% after three years, all exercisable amounts being cumulative. In 1994, initial grants of 1,000 NQOs each, at a grant price of $15.00 per share, the closing price on the January 3, 1994 grant date, were made to Richard L. Goldberg, Abraham L. Gray, Hugh V. Hunter, John H. Offermans, John B. Simon and Sol S. Wiener. Each grant was for a ten-year term.

  The Company maintains a Non-Employee Directors' Benefit Plan, payable out of the general funds of the Company, under which a non-employee director who is vested (at least ten years of service as a director) is entitled to receive, in general, an annual retirement benefit during the period commencing upon the later of age 55 and the date the director retires from the Board of Directors (the "Commencement Date") and ending upon the earlier of the director's death or the number of years equal to the director's years of service as a non-employee director. Under the Plan, the annual retirement benefit is the product of (i) the director's average annual fees (based on the three-year period immediately preceding retirement from the Board of Directors) and (ii) the sum of .55 plus an additional .05 for each full year of service in excess of 11 years of service and up to 20 years. A director may make an irrevocable election so that, in lieu of the retirement benefit described above, the director's beneficiary would instead receive, on the director's postretirement death, the discounted value of such benefit. In the event of a change in control, as defined in the Plan, a vested director would receive on retirement an actuarially reduced lump sum payment in lieu of instalment payments.

                         COMPENSATION COMMITTEE REPORT

COMPENSATION PHILOSOPHY

  The principal goal of the executive compensation program as administered by the Committee is to help the Company attract, motivate and retain the executive talent the Company needs to maximize shareholder value.

  The key elements of the executive compensation program and the objectives of each element are generally as follows:

 Base salary

  . Establish base salaries that are competitive with those for comparable positions at similar-sized companies

  . Provide base salary increases from time to time, as appropriate, that are consistent with the Company's overall financial performance and keep pace with competitive practices

 Annual incentive

  . Establish potential annual incentive awards that reflect superior financial performance and recognize the individual's contribution

  . Provide awards that will bring the level of total annual cash compensation (base salary plus annual incentive award) above the average for comparable positions at similar-sized companies when targeted superior performance levels are achieved

 Long-term incentives

  . Provide opportunities for meaningful stock ownership as a means of reinforcing the alignment of executives' interests with those of the Company's shareholders and providing long-term incentives

SUMMARY OF ACTIONS TAKEN WITH RESPECT TO THE NAMED EXECUTIVE OFFICERS

  During 1994, the Committee directly observed the performance of each of the Company's executive officers, discussed with Mr. Forester, the Chairman and Chief Executive Officer, the performance of each of the other executive officers, and regularly exchanged views about these matters with other members of the Board of Directors. The Committee also consulted with Towers Perrin, compensation consultants, in connection with its determinations. The actions taken by the Committee with respect to the named executive officers are described below.

  Base Salary. After increasing executive salaries for 1993 (following a three-year period of virtually no salary adjustments) to reflect the steady improvement in the Company's business, and in keeping with the Company's philosophy to remain competitive in salary structure with similar-sized companies, the Committee provided increases for 1994 only for three division executives whose duties had been expanded or whose salary had fallen significantly below market levels.

  Annual Incentive. Under the Executive Officers' Incentive Compensation Plan (the Plan), which provides, in substance, for the annual determination by the Committee of the minimum level of Incentive Compensation Income (pretax income before bonus provision) to be achieved before a bonus pool for the Plan participants accrues, the rate at which such pool accrues, and the executive officers to participate in the Plan, the Committee adopted for 1994 a three-step formula providing for rates of accrual and required returns on average shareholders equity, each higher than those adopted for the previous year. The Committee also selected the Chief Executive Officer, the President and Chief Operating Officer, the Senior Vice President--Finance and the Senior Vice President--Corporate Planning and Development as the Plan participants for 1994, and adopted performance criteria for Mr. Forester and the other Plan participants to assist it in determining the allocation of the bonus pool. The performance criteria for Mr. Forester were the extent to which the Company achieved targeted levels of (a) total return to shareholders, (b) earnings,
(c) after-tax return on shareholders' equity and (d) demonstrated progress toward the implementation of the Company's long-range business plans. For the other named executive officers participating in the Plan, the performance criteria were the extent to which certain business plan objectives for which such individuals were directly responsible were met.

  Incentive Compensation Income increased by 19% over the previous year, and the formula adopted by the Committee yielded a bonus pool of $1,100,000.

  In deliberating on the award for Mr. Forester, the Committee noted that the criteria for earnings and after-tax return on shareholders' equity were exceeded for 1994. However, it noted that the Company's total return to shareholders (7.9%), while significantly exceeding comparable returns for the Russell 2000 Index and Anthony's Peer Group, did not meet the performance criteria it had adopted. Taking all these factors into consideration, the Committee awarded Mr. Forester a 1994 incentive award of $431,200, a 0.3% increase over 1993. In addition to allocating the remainder of the Pool among the other Plan participants in accordance with the applicable targeted performance criteria, the Committee granted the executive officers who were not made participants in the Plan aggregate 1994 incentive compensation significantly greater than the prior year's because of such officers' contributions to the achievement of the Company's major 1994 business plan objectives, particularly in new product development and quality and process improvement.

  Long-Term Incentive. For 1994, the Committee awarded long-term incentives to key employees in the form of stock options having an exercise price equal to the market price of

Anthony's stock on the date of grant and vesting over three years. By utilizing such pricing and vesting, the Committee intended that the full benefit of a key employee's compensation package for 1994 will, in general, be realized only if stock price appreciation occurs and the key employee does not leave the Company during that period.

  In determining the number of options awarded to executive officers, the Committee considered information presented by Towers Perrin from a survey of companies on competitive assessment of annual stock option grants and grants of options as a percentage of shares outstanding. The Committee's awards reflected its assessment of, among other things, the performance, potential impact and contribution of each executive in promoting long-term growth in shareholder value, as well as such executives' presently outstanding options. The Committee believes that significant equity interests in the Company held by management more closely align the interests of shareholders and management. Against that background, in 1994 Mr. Forester was granted options for 38,000 shares, and the other named executive officers were granted options ranging from 35,000 to 8,000 shares.

                                       Richard L. Goldberg, Chair
                                       Hugh V. Hunter
                                       John B. Simon

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Messrs. Goldberg, Hunter and Simon served on the Compensation Committee of the Company in 1994.

  Mr. Goldberg is a member of the law firm of Proskauer Rose Goetz & Mendelsohn LLP, which provides legal services to the Company, and Mr. Hunter is the sole shareholder of Hugh V. Hunter Accountancy Corporation, which provides business and tax consulting services to the Company. For services in 1994, the Company and its subsidiaries paid business and tax consulting fees of $59,400 to the Hugh V. Hunter Accountancy Corporation.

                      EMPLOYMENT OF INDEPENDENT AUDITORS

  Upon the recommendation of the Audit Committee, the Board of Directors has chosen the firm of Ernst & Young LLP, Certified Public Accountants, as independent auditors to examine the consolidated financial statements of the Company for the year 1995. A representative of Ernst & Young LLP is expected to be present at the annual meeting with the opportunity to make a statement, if he so desires, and to be available to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

  Any proposal by a shareholder intended to be presented at the Company's 1996 annual meeting of shareholders must be received by the Company no later than December 10, 1995 for inclusion in the proxy statement and form of proxy for that meeting.

                                 OTHER MATTERS

  The Board of Directors knows of no other business to be presented at the meeting. If other matters do properly come before the meeting, the persons acting pursuant to the proxy will vote on them in their discretion. A copy of the 1994 Annual Report to shareholders is being mailed with this Proxy Statement.

  UPON THE WRITTEN REQUEST OF ANY SHAREHOLDER OF RECORD AS OF MARCH 31, 1995, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1994 (EXCLUDING EXHIBITS) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE SUPPLIED WITHOUT CHARGE. REQUESTS SHOULD BE DIRECTED TO THE SECRETARY OF ANTHONY INDUSTRIES, INC., 4900 SOUTH EASTERN AVENUE, LOS ANGELES, CALIFORNIA 90040.

                                          /s/ B. I. FORESTER

                                          B. I. Forester
                                          Chairman and
                                          Chief Executive Officer

Los Angeles, California
April 10, 1995

                                                                      EXHIBIT A

                           ANTHONY INDUSTRIES, INC.

               TEXT OF ARTICLE XIII OF THE AMENDED AND RESTATED
                CERTIFICATE OF INCORPORATION AS PROPOSED TO BE
                    AMENDED TO PERMIT A BOARD OF DIRECTORS
                   CONSISTING OF FROM SIX TO NINE DIRECTORS

  THIRTEENTH: The Board of Directors shall be divided into three classes. Directors in each class shall be elected to hold office until the third annual meeting of stockholders following their election. The Board of Directors shall consist of from six to nine directors, with the actual number constituting the whole Board, and the number of directors in each class, being set from time to time by action of the Board of Directors; provided, however, that no decrease in the number of directors constituting the whole Board or the number of directors in any class may shorten the term of any incumbent director.

PROXY     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS      PROXY

  BERNARD I. FORESTER, HUGH V. HUNTER and SUSAN E. McCONNELL, and each of them, with full power of substitution, are hereby authorized to represent and to vote the stock of the undersigned in ANTHONY INDUSTRIES, INC. at the Annual Meeting of Shareholders to be held on May 4, 1995 and at any adjournment thereof as set forth below:

1. PROPOSAL TO APPROVE AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION to per-mit a Board of Directors consisting of from six to nine directors.
                      [_] FOR  [_] AGAINST  [_] ABSTAIN

2. ELECTION OF DIRECTORS
   FOR all nominees listed at right [_]
                         ABRAHAM L. GRAY HUGH V. HUNTER RICHARD M. RODSTEIN
(except as marked to the
contrary below)

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

--------------------------------------------------------------------------------
WITHHOLD AUTHORITY to vote for ALL nominees listed above [_]

3. PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP as independent audi-tors for 1995.
                      [_] FOR  [_] AGAINST  [_] ABSTAIN

                 (Continued and to be signed on reverse side.)

               ANTHONY INDUSTRIES, INC.

4. Upon or in connection with the transaction of such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED AND, UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSALS 2 AND 3.

Date _____________________________________________________________________, 1995

________________________________________________________________________________
                                   Signature

________________________________________________________________________________
                           Signature if held jointly

Please sign exactly as name appears at left. When shares are held by joint ten-ants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.